Exhibit 99.1

Callon Petroleum Company Announces Full Year and Fourth Quarter 2014 Financial and Operating Results

NATCHEZ, Miss., March 4, 2015 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today reported results of operations for the three and twelve month periods ended December 31, 2014.

The Company highlighted financial and operating results for the fourth quarter of 2014:

  Net daily production of 7,270 barrels of oil equivalent per day ("BOE/d"), an increase of 29% over the third quarter of 2014, comprised of 79% oil volume
  Adjusted EBITDA and discretionary cash flow, non-GAAP financial measures(i), of $32.9 million and $27.6 million, respectively
  "Drill-bit" finding and development costs(ii) of $13.91 per barrel of oil equivalent ("BOE") for the year ended December 31, 2014 related to a 15.7 million BOE increase in total proved reserves which resulted in the replacement of 759% of 2014 production volumes

"While we have tempered our growth expectations in the current commodity price environment, we remain focused on delivering value to shareholders through a two-rig horizontal drilling program across our concentrated asset base in the Midland Basin," commented Fred Callon, Chairman and Chief Executive Officer. "We are encouraged by our initial wells targeting the Lower Spraberry zone, providing further evidence of our asset quality and adding a fourth horizontal zone to our production profile. Importantly, we have exceeded our initial expectations for capital cost reductions, and also preserved the continuity of high-quality service crews as we continue to work closely with our service partners. We have already secured a 40% reduction in drilling rig costs and average cost reductions of over 20% for completion and ancillary services, which collectively translate into an estimated total completed well cost of $6 million per 7,500' well for near-term activity. As a result, the expected cost environment in 2015, combined with our initiatives to enhance reserve recoveries, provides the opportunity to further improve finding and development costs as we continue to grow our asset base in the Midland Basin."

Operating and Financial Results

Total Revenue. For the quarter ended December 31, 2014, Callon reported total revenues of $38.4 million, excluding the $7.1 million impact of settled derivative contracts, comprised of oil revenues of $34.4 million and natural gas revenues of $4.0 million. Average daily production for the quarter was 7,270 BOE/d compared to average daily production of 5,641 BOE/d in the third quarter of 2014. As discussed in the Company's prior operations update release, weather conditions at the end of December 2014 adversely impacted sales volumes for the quarter. Average realized prices were $65.05 per barrel of oil and $4.78 per Mcf of natural gas in the fourth quarter of 2014, representing a weighted average of $57.44 per BOE produced, excluding the impact of settled derivative contracts.

Hedging impacts. For the quarter ended December 31, 2014 Callon recognized gains on the settlement of its oil and gas derivatives totaling $7.1 million (or $10.57 per BOE), comprised of $7.0 million for oil (or $13.25 per Bbl) and $0.1 million for natural gas (or $0.07 per Mcf). Average realized prices including the impact of cash settled derivatives during the fourth quarter were $78.29 per barrel of oil and $4.78 per Mcf of natural gas, or $68.01 per BOE. Similarly, Callon recognized fair value adjustment gains on its oil and gas derivative positions totaling $21.9 million, comprised of $20.6 million related to oil hedges and $1.3 million related to natural gas hedges.

Lease Operating Expenses, including workover expense ("LOE"). LOE for the three months ended December 31, 2014 was $11.23 per BOE, compared to LOE of $12.08 per BOE in the third quarter of 2014, and $10.85 per BOE for the year ended December 31, 2014. Higher production volumes contributed to the 7% per BOE decrease in the fourth quarter.

Production Taxes, including ad valorem taxes. Production taxes were $3.80 per BOE in the fourth quarter of 2014, representing approximately 6.6% of total revenue before the impact of derivative settlements.

Depreciation, Depletion and Amortization ("DD&A"). DD&A for the three months ended December 31, 2014 was $27.05 per BOE compared to $31.05 per BOE in the third quarter of 2014, with the decrease in per unit DD&A being attributable to our increase in proved reserves relative to our depreciable asset base. DD&A for the year ended December 31, 2014 was $27.51 per BOE.

General and Administrative, net of amounts capitalized ("G&A"). G&A for the three months ended December 31, 2014 was $1.4 million compared to $3.3 million in the third quarter of 2014. The $1.9 million decrease primarily relates to a net decrease in the fair value adjustment of cash-settled restricted stock unit awards period over period. G&A excluding certain non-recurring items and non-cash incentive share-based compensation valuation adjustments ("Adjusted G&A", a non-GAAP measure(i)) was $3.9 million, or $5.89 per BOE, for the current period compared to $4.7 million, or $8.98 per BOE, for the third quarter of 2014. Adjusted G&A for the fourth quarter of 2014 excludes the following items from reported G&A:

  $0.1 million in non-recurring, cash expense related to a withdrawn proxy contest
  $2.6 million in non-cash gain related to the fair value adjustment of cash-settled restricted stock unit awards

For the fourth quarter of 2014, the cash component of Adjusted G&A included $2.9 million, or $4.35 per BOE, compared to $3.8 million or $7.27 per BOE for the third quarter of 2014. Adjusted G&A on a cash basis excludes the amortization of share-based incentive awards and corporate depreciation and amortization.

Interest Expense. Interest expense incurred during the three months ended December 31, 2014 increased to $4.8 million compared to $2.2 million in the third quarter of 2014, primarily due to the issuance of our Second Lien Loan.

Income (Loss) Available to Common Shareholders. The Company reported net income available to common shareholders of $17.0 million in the fourth quarter of 2014 and Adjusted income, a non-GAAP measure(i), of $3.1 million, or $0.05 per diluted share, which excludes (net of tax effects): (a) $16.0 million in expenses related to the non-cash, mark-to-market valuation of the Company's derivative positions and phantom stock equity awards, (b) $0.1 million of non-recurring G&A expenses and (c) $2.0 million of loss on the early redemption of debt.

The Company's effective tax rate for the fourth quarter was 36%, representative of the statutory rate of 35% adjusted for non-deductible executive compensation expense and state income taxes. Adjusted income reconciling items are reflected net of tax at the 35% statutory tax rate.

Discretionary Cash Flow. Discretionary cash flow, a non-GAAP measure(i), for the fourth quarter of 2014 was $27.6 million. The fourth quarter of 2014 included $0.5 million for retained asset retirement obligation expenditures related to Gulf of Mexico properties that were divested in the fourth quarter of 2013. Excluding this expenditure attributable to the sold properties, discretionary cash flow from continuing operations was $28.1 million or $0.50 per diluted share.

Liquidity

As of December 31, 2014, the Company had total liquidity of $216 million, including $215 million of credit facility availability.

Operations Update

The following table summarizes the Company's drilling activity for the three months ended December 31, 2014:

	Drilled		Completed		Awaiting Completion
	Gross	Net	Gross	Net	Gross	Net
Southern Midland Basin
Horizontal wells	5	4.5	4	3.5	3	3.0
Total	5	4.5	4	3.5	3	3.0
Central Midland Basin
Vertical wells	1	0.5	—	—	1	0.4
Horizontal wells	—	0.1	5	3.8	—	—
Total	1	0.5	5	3.8	1	0.4

Total vertical wells	1	0.5	—	—	1	0.4
Total horizontal wells	5	4.6	9	7.3	3	3.0
Total	6	5.0	9	7.3	4	3.4

Callon's total capital expenditures for the fourth quarter of 2014 are detailed below (in thousands):

Operational capital expenditures	$49,637
Capitalized G&A and interest	3,748
Total capital expenditures, excluding acquisitions	53,385

Acquisitions	213,301
Total capital expenditures	$266,686

For the year ended December 31, 2014, the Company incurred a total of $217.7 million of operational capital expenditures, including facilities, on a cash basis. Based on extensions and discoveries of 15.7 million BOE in 2014, Callon's "drill-bit" F&D costs (ii) were $13.91 per BOE.

First Quarter 2015 Outlook

	Fourth Quarter	First Quarter
	2014 Actual	2015 Guidance
Total production (BOE/d)	7,270	7,800 - 8,100
% oil	79%	80%

Expenses
LOE, including workovers ($/BOE)	$11.23	$9.50 - $10.25
Adjusted G&A ($/BOE)(a)	$5.89	$5.75 - $6.25
Recurring cash component	76%	85%
Production taxes, including ad valorem (% of unhedged revenues)	6.6%	7.0%

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

Production. Production volumes are anticipated to sequentially increase approximately 10% in the first quarter of 2015 over the fourth quarter of 2014. Guidance includes the impact of adverse weather conditions on operations and marketing that was experienced in early January and, recently, in late February.

LOE, including workovers. Lease operating expenses in the first quarter of 2015 are expected to reflect the impact of lower workover expenses due to a reduced level of remediation investment into mature vertical wells in a lower commodity price environment, combined with service cost reductions that are forecast to be increasingly realized over the course of the year.

Adjusted G&A. Adjusted G&A (which excludes certain non-recurring expenses and non-cash incentive share-based compensation valuation adjustments) is anticipated to be lower on a per unit basis due to increased production volumes combined with the partial realization of recently implemented corporate cost reduction initiatives. These initiatives include staffing level reductions that are forecast to reduce total cash G&A (including expensed and capitalized components) by approximately 20% in future quarters. The cash component of Adjusted G&A in the first quarter of 2015 is expected to be 85% after adjusting for corporate depreciation and amortization and stock-based compensation expense.

Production taxes, including ad valorem. The aggregate amount of production taxes, including ad valorem, is estimated to be approximately 7.0% of total unhedged revenues in the first quarter of 2015, similar to recent historical results.

__________________________________
i.	See "Non-GAAP Financial Measures and Reconciliations" included within this release for related disclosures and calculations
ii.	"Drill-bit" finding and development ("F&D") costs are defined as the quotient of operational capital expenditures divided by total extensions and discoveries, excluding acquisitions

Non-GAAP Financial Measures and Reconciliations

This news release refers to non-GAAP financial measures as "discretionary cash flow," "Adjusted income," "Adjusted G&A" and "Adjusted EBITDA." These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

  Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.
  We believe that the non-GAAP measure of Adjusted income and Adjusted income per diluted share are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of certain non-recurring items and non-cash valuation adjustments, which are detailed in the reconciliation provided below. Prior to being tax-effected and excluded, the amounts reflected in the determination of Adjusted income and Adjusted income per diluted share below were computed in accordance with GAAP.
  Callon believes that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table below details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.
  We calculate Adjusted Earnings before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA") as Adjusted income plus interest expense, income tax expense (benefit) and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, we believe that Adjusted EBITDA provides additional information with respect to our performance or ability to meet its future debt service, capital expenditures and working capital requirements. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDA we present may not be comparable to similarly titled measures of other companies.

The following table reconciles net cash flow provided by operating activities to discretionary cash flow for the periods indicated (in thousands):

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Discretionary cash flow (a)	$27,600	$23,027	$15,826
Net working capital changes and other changes	9,090	(927)	3,289
Net cash flow provided by operating activities (a)	$36,690	$22,100	$19,115

(a)

Includes $525, $1,814 and $20 of asset retirement obligations related to discontinued Gulf of Mexico operations in the three month periods ended December 31, 2014, September 30, 2014, and December 31, 2013, respectively.

The following tables reconcile income (loss) available to common stockholders to Adjusted income (in thousands; reconciling items are reflected net of tax):

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Income (loss) available to common stockholders	$16,988	$10,227	$1,291
Net gain on derivative contracts, net of settlements	(14,249)	(6,764)	(47)
Cash-settled restricted stock unit awards, net of settlements	(1,713)	(974)	1,188
Withdrawn proxy contest expenses	65	65	89
Gain (loss) on early redemption of debt	1,985	—	(2,402)
Impairment related to equipment	—	—	1,110
Adjusted income	$3,076	$2,554	$1,227
Adjusted income per fully diluted common share	$0.05	$0.06	$0.03

The following tables reconcile net income (loss) to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net income	$18,962	$12,201	$3,264
Net gain on derivative contracts, net of settlements	(21,921)	(10,406)	(73)
Non-cash stock-based compensation expense	(1,941)	(1,031)	2,584
Loss on early redemption of debt	3,054	—	(3,696)
Impairment of other property and equipment	—	—	1,707
Withdrawn proxy contest expenses	100	100	137
Acquisition expense	668	—	—
Income tax expense	10,504	7,161	2,154
Interest expense	4,765	2,205	1,625
Depreciation, depletion and amortization	18,521	16,517	10,725
Accretion expense	223	202	229
Adjusted EBITDA	$32,935	$26,949	$18,656

The following tables reconcile total G&A to Adjusted G&A for the periods indicated (in thousands):

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Total G&A	$1,402	$3,261	$6,424
Withdrawn proxy contest	(100)	(100)	(137)
Fair value adjustment of cash-settled restricted stock unit awards	2,635	1,499	(1,827)
Adjusted G&A	$3,937	$4,660	$4,460

The following table presents summary information for the periods indicated, and are followed by the Company's financial statements.

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net production:
Oil (MBbls)	529	425	250
Natural gas (MMcf)	839	565	622
Total production (MBOE)	669	519	354
Average daily production (BOE/d)	7,270	5,641	3,848
% oil (BOE basis)	79%	82%	71%
Average realized sales price:
Oil (Bbl) (excluding impact of cash settled derivatives)	$65.05	$85.52	$93.38
Oil (Bbl) (including impact of cash settled derivatives)	78.29	84.35	96.24
Natural gas (Mcf) (excluding impact of cash settled derivatives)	$4.78	$5.86	$5.03
Natural gas (Mcf) (including impact of cash settled derivatives)	4.85	5.92	4.99
Total (BOE) (excluding impact of cash settled derivatives)	$57.44	$76.41	$74.78
Total (BOE) (including impact of cash settled derivatives)	68.01	75.52	76.72
Oil and natural gas revenues (in thousands):
Oil revenue	$34,409	$36,346	$23,345
Natural gas revenue	4,009	3,311	3,126
Total	$38,418	$39,657	$26,471
Additional per BOE data:
Sales price	$57.44	$76.41	$74.78
Lease operating expense	11.23	12.08	11.33
Production taxes	3.80	4.33	3.62
Operating margin	$42.41	$60.00	$60.04
Other expenses per BOE:
Depletion, depreciation and amortization	$27.05	$31.05	$29.36
Adjusted G&A (a)	5.89	8.98	12.60

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

Callon Petroleum Company Consolidated Balance Sheets (in thousands, except par and per share values and share data)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$968	$3,012
Accounts receivable	30,198	20,586
Deferred tax asset	—	3,843
Fair value of derivatives	27,850	60
Other current assets	1,441	2,063
Total current assets	60,457	29,564
Oil and natural gas properties, full cost accounting method:
Evaluated properties	2,077,985	1,701,577
Less accumulated depreciation, depletion and amortization	(1,478,355)	(1,420,612)
Net oil and natural gas properties	599,630	280,965
Unevaluated properties	142,525	43,222
Total oil and natural gas properties	742,155	324,187
Other property and equipment, net	7,118	7,255
Restricted investments	3,810	3,806
Deferred tax asset	44,688	57,765
Deferred financing costs	18,200	1,098
Other assets, net	342	278
Total assets	$876,770	$423,953
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$76,753	$53,447
Accrued interest	5,993	17
Cash-settled restricted stock unit awards	3,856	4,173
Asset retirement obligations	4,747	4,120
Deferred tax liability	6,214	—
Fair value of derivatives	1,249	1,036
Total current liabilities	98,812	62,793
13% senior notes:
Principal outstanding	—	48,481
Deferred credit, net of accumulated amortization of $0 and $26,239, respectively	—	5,267
Total 13% senior notes	—	53,748
Senior secured revolving credit facility	35,000	22,000
Secured second lien term loan	300,000	—
Asset retirement obligations	1,927	2,612
Cash-settled restricted stock unit awards	7,175	3,409
Other long-term liabilities	121	297
Total liabilities	443,035	144,859
Stockholders' equity:
Preferred stock, series A cumulative, $0.01 par value and $50.00 liquidation preference, 2,500,000 shares authorized: 1,578,948 and 1,578,948 shares outstanding, respectively	16	16
Common stock, $0.01 par value, 110,000,000 and 60,000,000 shares authorized; 55,225,288 and 40,345,456 shares outstanding, respectively	552	404
Capital in excess of par value	526,162	401,540
Accumulated deficit	(92,995)	(122,866)
Total stockholders' equity	433,735	279,094
Total liabilities and stockholders' equity	$876,770	$423,953

Callon Petroleum Company Consolidated Statements of Operations (in thousands, except per share data)

	For the Year Ended December 31,
	2014	2013	2012
Operating revenues:
Oil sales	$139,374	$88,960	$96,584
Natural gas sales	12,488	13,609	14,149
Total operating revenues	151,862	102,569	110,733
Operating expenses:
Lease operating expenses	22,372	19,779	23,330
Production taxes	8,973	4,133	3,224
Depreciation, depletion and amortization	56,724	43,967	49,701
General and administrative	25,109	20,534	20,358
Accretion expense	826	1,785	2,253
Gain on sale of other property and equipment	(1,080)	—	—
Impairment of other property and equipment	—	1,707	1,177
Acquisition expense	668	—	—
Total operating expenses	113,592	91,905	100,043
Income from operations	38,270	10,664	10,690
Other (income) expenses:
Interest expense	9,772	6,094	9,108
Gain on early extinguishment of debt	(151)	(3,696)	(1,366)
(Gain) loss on derivative contracts	(31,736)	1,360	(1,717)
Other income	(515)	(485)	(79)
Total other (income) expense	(22,630)	3,273	5,946
Income before income taxes	60,900	7,391	4,744
Income tax expense	23,134	3,104	2,223
Income before equity in earnings of Medusa Spar LLC	37,766	4,287	2,521
Equity in earnings of Medusa Spar LLC	—	17	226
Net income	37,766	4,304	2,747
Preferred stock dividends	(7,895)	(4,627)	—
Income (loss) available to common stockholders	$29,871	$(323)	$2,747
Income (loss) per common share:
Basic	$0.67	$(0.01)	$0.07
Diluted	$0.65	$(0.01)	$0.07

Shares used in computing income (loss) per common share:
Basic	44,848	40,133	39,522
Diluted	45,961	40,133	40,337

Callon Petroleum Company Consolidated Statements of Cash Flows (in thousands)

	For the Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$37,766	$4,304	$2,747
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	58,014	45,393	51,043
Accretion expense	826	1,785	2,253
Amortization of non-cash debt related items	1,272	471	402
Amortization of deferred credit	(487)	(3,164)	(3,086)
Equity in earnings of Medusa Spar LLC	—	(17)	(226)
Deferred income tax expense	23,134	2,778	2,223
Net loss (gain) on derivatives, net of settlements	(27,650)	2,730	(1,683)
Impairment of other property and equipment	—	1,707	1,176
Gain on sale of other property and equipment	(1,080)	—	—
Non-cash gain on early debt extinguishment	(151)	(3,696)	(1,366)
Non-cash expense related to equity share-based awards	1,126	2,092	1,697
Change in the fair value of liability share-based awards	3,936	2,903	1,620
Payments to settle asset retirement obligations	(3,808)	(721)	(1,314)
Changes in current assets and liabilities:
Accounts receivable	(7,915)	(3,497)	(883)
Other current assets	622	(560)	100
Current liabilities	12,805	3,583	1,753
Payments to settle vested liability share-based awards	(3,469)	(239)	(3,383)
Change in other long-term liabilities	(106)	(711)	103
Change in other assets, net	(448)	(666)	(1,886)
Net cash provided by operating activities	94,387	54,475	51,290
Cash flows from investing activities:
Capital expenditures	(232,596)	(159,724)	(133,299)
Acquisition	(222,883)	(10,885)	(2,075)
Proceeds from sales of mineral interest and equipment	2,978	89,992	39,936
Distribution from Medusa Spar LLC	—	813	1,735
Net cash used in investing activities	(452,501)	(79,804)	(93,703)
Cash flows from financing activities:
Borrowings on credit facility	132,500	80,000	53,000
Borrowings on term loan	382,500	—	—
Payments on credit facility	(119,500)	(68,000)	(43,000)
Payments on term loan	(84,149)	—	—
Payment of deferred financing costs	(19,779)	(146)	—
Redemption of 13% senior notes	(50,057)	(50,060)	(10,225)
Issuance of preferred stock	—	70,035	—
Issuance of common stock	122,450	—	—
Payment of preferred stock dividends	(7,895)	(4,627)	—
Taxes paid related to exercise of employee stock options	—	—	(18)
Net cash provided by (used in) financing activities	356,070	27,202	(243)
Net change in cash and cash equivalents	(2,044)	1,873	(42,656)
Balance, beginning of period	3,012	1,139	43,795
Balance, end of period	$968	$3,012	$1,139

Earnings Call Information

The Company will host a conference call on Thursday, March 5, 2015 to discuss fourth quarter 2014 financial and operating results.

Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, March 5, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time)
Webcast:	Live webcast will be available at www.callon.com in the "Investors" section of the website.

Alternatively, you may join by telephone using the following numbers:

Toll Free:	1-877-870-4263
Canada Toll Free:	1-855-669-9657
International:	1-412-317-0790
Request to join:	Callon Petroleum Company conference call

An archive of the conference call webcast will also be available at www.callon.com in the "Investors" section of the website.

About Callon Petroleum

Callon Petroleum Company is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production, and associated returns on capital, future increases in production, the Company's 2014 and 2015 guidance, capital budget amounts, reserve quantities and the present value thereof, the implementation of the Company's business plans and strategy, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact:
Joe Gatto
Chief Financial Officer, Senior Vice President and Treasurer
1-800-451-1294